Berry Corporation (bry) Hires Fernando Araujo as new Chief Operating Officer

DALLAS, August 20, 2020 (GLOBE NEWSWIRE) - Berry Corporation (bry)(NASDAQ: BRY) announced that industry veteran Fernando Araujo is joining the Company as Executive Vice President and Chief Operating Officer to succeed retiring COO Gary Grove.
Mr. Araujo joins Berry with 30 years of experience having worked for some of the most accomplished brands in the industry including Shell Oil, Repsol S.A., Apache Corporation, and Schlumberger. He has most recently served as Schlumberger Production Management’s Director for Western Hemisphere Assets based out of Houston, Texas. In this role he has been responsible for over 260,000 BOE per day of production from fields in Argentina, Ecuador, Colombia, Mexico, USA, and Canada.
“We are excited to welcome Fernando to the Berry team. Fernando’s wealth of knowledge and experience will be a great complement to our team”, said Trem Smith, CEO of Berry. “Fernando brings an entrepreneurial spirit that will help us achieve our goal of building shareholder value by maximizing our assets, leveraging the application of the latest technologies to improve efficiencies while protecting our people and the environment and partnering with the state of California to responsibly provide affordable energy and meet environmental goals. We are deeply appreciative of the solid operational foundation Gary Grove established during his tenure with Berry and wish him well in his retirement.”

ABOUT BERRY CORPORATION (BRY)
Berry is a publicly traded (NASDAQ: BRY) western United States independent upstream energy company with a focus on the conventional, long-lived oil reserves in the San Joaquin basin of California. More information can be found at the Company’s website at bry.com.
CONTACT
Berry Corporation (bry)
Todd Crabtree - Manager, Investor Relations
(661) 616-3811
 ir@bry.com
bry.com

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